SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A2

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	December 22, 2006
(Date of earliest event reported)	December 21, 2006

ONEOK, Inc.

(Exact name of registrant as specified in its charter)
Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 21, 2006, we filed a Current Report on Form 8-K with the Securities and Exchange Commission reporting that John W. Gibson and David J. Tippeconnic had been elected to our Board of Directors. On December 21, 2006, we filed a first amendment Current Report on Form 8-K/A to report the assignment of Mr. Gibson and Mr. Tippeconnic to class A of our Board and Mr. Tippeconnic's appointment to our Audit Committee and Executive Compensation Committee. This second amendment to our report on Form 8-K is being filed to report Mr. Gibson's Amended and Restated Termination Agreement.

Effective December 21, 2006, Mr. Gibson entered into an Amended and Restated Termination Agreement which contains substantially the same terms and conditions as his previous termination agreement, but which contains a new provision that our company will make gross up payments to him to cover any excise taxes due if any portion of his severance payments constitutes excess parachute payments.

Under the Amended and Restated Termination Agreement with Mr. Gibson, severance payments and benefits are payable if Mr. Gibson's employment is terminated by our company for "just cause" or by him for "good reason" at any time within three years of a change in control of our company. Severance payments and benefits include a lump sum payment equal to a multiple of Mr. Gibson's annual compensation, which includes annual base salary and the greater of his bonus for the last year preceding a change in control or his target bonus for the year in which the change in control occurs. Mr. Gibson would also be entitled to a prorated portion of his targeted short-term incentive compensation and accelerated vesting of retirement and other benefits, as well as continuation of welfare benefits for a certain number of months.

Item 9.01	Financial Statements and Exhibits
Exhibits

10.1 Termination Agreements between ONEOK, Inc. and ONEOK, Inc. executives, as amended, dated January 1, 2003 (incorporated by reference from Exhibit 10.3 to Form 10-K for the fiscal year ended December 31, 2002, filed on March 10, 2003).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	December 22, 2006	By:	/s/ Jim Kneale
Jim Kneale
Executive Vice President -- Finance and Administration and Chief Financial Officer (Principal Financial Officer)

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